Exhibit 99.1

Media Relations	Investor Relations
Beth Amorosi	Gary Geraci
FastLane Communications	Equity Performance Group
917-208-7489	617-723-2373
bamorosi@fast-lane.net	gary@equityperfgp.com
www.equityperformancegroup.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Fiscal Year 2007 Third Quarter Conference Call Recap

POMPANO BEACH, FL - August 14, 2007- Onstream Media Corporation (Nasdaq: ONSM), a leading online service provider of live and on-demand digital media communications and applications, today provided a recap of the Company’s conference call held on August 13, 2007. Fiscal year 2007 third quarter financial results and recent financial and business developments were discussed on the conference call.

Financial and business development highlights of the management-led presentation included the following:

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Since the mid-quarter acquisition and integration of Infinite Conferencing on April 27, 2007, Onstream has achieved positive net cash flow from operating activities, before changes in working capital components. The Company reported negative cash from operating activities of approximately $142,000 for the entire third quarter compared to approximately $979,000 for the second quarter of fiscal year 2007, an 85% improvement.

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Onstream Media’s ongoing webcasting business grew by approximately 35% to approximately $1.5 million for the three months ended June 30, 2007, as compared to approximately $1.1 million during the comparable prior year quarter. Overall, the Web Communications Services Group, formerly known simply as the Webcasting Services Group, and which now includes the Company’s webcasting business plus the Company’s acquired audio and web conferencing business, recorded total revenue growth of 148% during the quarter.

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Management discussed the Company’s role as a member of the Qwest Communications International team that was awarded a stake in Networx Universal, the largest communications services contract in the world valued at approximately $48 billion over the next 10 years. The Company projects that this project will start generating revenues no later than the first quarter of fiscal year 2008, ending December 31, 2007.

Randy Selman, chief executive officer of Onstream Media, during the conference call discussed his expectations of reaching $4.1 million in revenues by the fourth quarter of fiscal 2007. Revenues will primarily be driven by organic growth and contribution from the recent acquisitions of Auction Video and Infinite Conferencing along with existing contracts already in place. Onstream Media anticipates the pricing of sales arising from the ASPA Japan distribution agreement, announced August 8, 2007, are expected to be structured to maintain Onstream’s existing margins on distributor pricing, even if effective commission rates on those sales range as high as 50%. Mr. Selman also explained that the Company’s goal for EBITDA margins on incremental revenues is 20% in the near term and 40% in the long term, contingent on the nature and source of the revenue and the associated cost structure supporting those incremental revenues.

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An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=41805 and is also accessible from the Press Releases page on http://www.onstreammedia.com.

About Onstream Media:

Onstream Media Corporation (Nasdaq: ONSM) is a leading online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content on the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds. Onstream Media also provides live and on-demand webcasting, webinars, web and audio conferencing services. Almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, Dell, Deutsche Bank, Disney, National Press Club, NHL, MGM, PR Newswire, Rodale, Inc., Televisa, WireOne, Shareholder.com (NASDAQ), and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

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